Exhibit 10.13

MyoKardia, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of MyoKardia, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company. In furtherance of this purpose, effective as of the date of approval by the Company’s Board of Directors (the “Board”) of this Policy (the “Effective Date”), all non-employee directors shall be paid compensation for services provided to the Company as set forth below:1

Cash Retainers

Annual Retainer for Board Membership: $40,000 for general availability and participation in meetings and conference calls of the Board. Additional $30,000 for service as lead independent director or non-executive Chairperson of the Board. No additional compensation for attending individual Board meetings.

Additional Annual Retainers for Committee Membership and Service as Chairperson:

Audit Committee Chairperson:$20,000

Audit Committee member:$10,000

Compensation Committee Chairperson:$15,000

Compensation Committee member:$7,500

Science and Technology Committee Chairperson:$15,000

Science and Technology Committee member:$7,500

Nominating and Corporate Governance Committee Chairperson:$10,000

Nominating and Corporate Governance Committee member:$5,000

No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director.  Cash retainers owing to non-employee directors shall be annualized, meaning that with respect to non-employee directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

Equity Retainers

Initial Equity Grant: One-time equity grants to each new non-employee director upon his/her election to the Board after the Effective Date of (a) an option to purchase 13,200 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and (b) a grant of restricted stock units for 4,500 shares of Common Stock.  Such initial option grant shall vest in equal monthly installments during the 48 months following the date upon

[1]	Upon effectiveness, this policy shall supersede any prior arrangements between the Company and the directors.

which the director is first elected to the Board and such initial restricted stock unit grant shall vest in equal annual installments during the four years following the date upon which the director is first elected to the Board, in each case subject to the director’s continued service on the Board.

On the date of each Annual Meeting of Stockholders:  Annual equity grants to each non-employee director who (a) is serving on the Board as of immediately prior the Company’s annual meeting of stockholders and (b) continues to serve on the Board immediately after such annual meeting consisting of (i) an option to purchase 6,600 shares of Common Stock and (ii) restricted stock units for 2,300 shares of Common Stock.  Such annual option grant shall vest in equal monthly installments during the 12 months following the date of grant, and such annual restricted stock unit grant shall vest in a single installment on the first anniversary of the date of grant, in each case subject to the director’s continued service on the Board as of such date.

Additional Equity Grants: In addition to the foregoing, non-employee directors may also be granted such additional equity awards in such amounts and on such dates as the Board may recommend.

Upon the consummation of a Sale Event (as defined in the Company’s 2015 Stock Option and Incentive Plan, as may be amended, restated or otherwise modified from time to time), the vesting of all outstanding unvested equity awards, including stock options and restricted stock units, granted to each non-employee director under this policy shall accelerate in full.

The form of option agreement will give directors up to one year following cessation of service as a director to exercise the options (to the extent vested at the date of such cessation), provided that the director has not been removed for cause.

All of the foregoing option grants will have an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

Amended and Restated Non-Employee Director Compensation Policy approved by the Board of Directors on March 9, 2016.

Amended and Restated Non-Employee Director Compensation Policy approved by the Board of Directors on December 6, 2018, effective retroactively to January 1, 2018.

Amended and Restated Non-Employee Director Compensation Policy approved by the Board of Directors on January 23, 2019.

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